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                                            EXHIBIT (11)

                           THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                           =============================================
                                  Computation of Earnings Per Share
                           ---------------------------------------------
                                Dollars and Share Amounts in Millions

                                                   Three Months Ended    Nine Months Ended
                                                         March 31             March 31
                                                   ------------------    -----------------
NET EARNINGS PER SHARE                              1994        1993       1994      1993
- - ----------------------                             ------      ------     ------    ------
Net Earnings                                       $  482      $  502     $1,805    $  563
  Deduct preferred stock dividends                     26          24         76        73
                                                   ------      ------     ------    ------
Net Earnings Applicable to Common Stock               456         478      1,729       490
- - ---------------------------------------            ======      ======     ======    ======
  Average number of common shares outstanding       682.7       680.0      682.7     680.0

Per Share
- - ---------
  Net earnings before prior years' effect
    of accounting changes                          $  .66      $  .70     $ 2.53    $ 2.08
  Prior years' effect of accounting changes            --          --         --     (1.36)
                                                   ------      ------     ------    ------
  Net Earnings per share                           $  .66      $  .70     $ 2.53    $  .72
                                                   ======      ======     ======    ======
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- - -------------------------------
Net Earnings                                       $  482      $  502     $1,805    $  563
  Deduct differential -- preferred
    vs. common dividends                               13          14         39        43
                                                   ------      ------     ------    ------
Net Earnings/(Loss) Applicable to Common Stock     $  469      $  488     $1,766    $  520
- - ----------------------------------------------     ======      ======     ======    ======
  Average number of common shares outstanding       682.7       680.0      682.7     680.0
  Add potential effect of:
    Exercise of options                               6.1         7.1        6.1       7.1
    Conversion of preferred stock                    54.1        54.8       54.1      54.8
                                                   ------      ------     ------    ------
  Average number of common shares
    outstanding, assuming full dilution             742.9       741.9      742.9     741.9
                                                   ======      ======     ======    ======
Per Share Assuming full dilution
- - -----------------------------------------
  Net earnings before prior years' effect
    of accounting changes                          $  .64      $  .66     $ 2.38    $ 1.95
  Prior years' effect of accounting changes            --          --         --     (1.24)
                                                   ------      ------     ------    ------
  Net Earnings                                     $  .64      $  .66     $ 2.38    $  .71
                                                   ======      ======     ======    ======

NOTE: 1993 has been restated to reflect the retroactive adoption of accounting changes related to postretirement benefits and income tax accounting.
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